CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-237875 on Form F-10 of our report dated March 30, 2020 relating to the financial statements of Northern Dynasty Minerals Ltd. appearing in the annual report on Form 40-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2019.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
May 8, 2020